Exhibit 99.1

Corporate Communications and Investor Relations	NEWS RELEASE

CONTACT:	Gary S. Maier/Crystal Warner
Maier & Company, Inc.
(310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS FISCAL 2006 SECOND QUARTER RESULTS

— Net Income Up 28.6 Percent for Six-Month Period —

POMONA, CA – October 28, 2005 – Keystone Automotive Industries, Inc. (NasdaqNM:KEYS) today reported record second quarter revenues for its fiscal 2006 second quarter ended September 30, 2005, reflecting continued strength within its core-product categories.

Net income for the fiscal second quarter climbed 19.8 percent to $2.9 million, or $0.18 per diluted share, from $2.4 million, or $0.15 per diluted share, a year ago. Net sales for the same period increased 9.3 percent to $139.2 million from $127.4 million last year.

For the 26-week period of fiscal 2006, net income jumped 28.6 percent to $7.6 million, or $0.47 per diluted share, from $5.9 million, or $0.37 per diluted share, for the 27-week period a year earlier. Net sales for the same period increased 5.8 percent to $284.0 million from $268.5 million a year ago (9.8% when adjusted for the one less week in the current fiscal year). Prior-year results were restated to include an expense of $897,000 as a result of the SFAS No. 13 lease expense adjustment. Excluding the SFAS No. 13 adjustment, prior-year net income as originally reported was $0.41 per diluted share.

Same store sales for the fiscal second quarter and the six-month period increased 8.5 percent and 8.9 percent (adjusted to reflect the 27-week period a year ago), respectively.

“Results for second fiscal quarter were solid, supported by a 14 percent increase in Keystone’s bumper business, a 12 percent climb in crash parts. Excluding the impact of Hurricane Katrina and the fire in Michigan, results would have been even more robust – underscoring progress being made in the areas of supply-chain management and cost controls,” said Richard L. Keister, president and chief executive officer.

As previously announced, second quarter results were impacted by Hurricane Katrina’s damage to Keystone’s operations in the Gulf region, with sales reduced by approximately $700,000 and write-offs totaling $350,000 relating to account receivables and insurance deductibles for property damage. The New Orleans facility will take several months to rebuild. In addition,

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FACSIMILE 310.442.9855

Keystone Automotive Industries, Inc.

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Keystone experienced damage from Hurricane Katrina to its Mobile, Alabama, facility and is in the process of relocating operations from this location.

In addition, results for the fiscal second quarter were impacted by a fire that destroyed a bumper remanufacturing facility located in Greenville, Michigan, which recycles plastic bumpers. As previously announced, operations have been temporarily relocated to its facility in Saranac, Michigan. The non-insured losses were $250,000.

Keister highlighted a major industry development during the second quarter with the Illinois Supreme Court overturning a lower court ruling in a national class action case involving aftermarket crash parts – Avery vs. State Farm Insurance Company. He reiterated his belief that this “represents a significant victory for consumers as generic collision replacement parts are a high quality cost-savings alternative to car maker’s parts in a $16.0 billion collision parts industry that is 72 percent controlled by automobile manufacturers.”

Subsequent to the close of the fiscal second quarter, Keystone announced the signing of a definitive agreement to acquire the assets of Veng USA, with an expected closing date on October 31, 2005. Headquartered in Seekonk, Massachusetts, Veng USA is the premier provider of generic collision parts in New England and recorded trailing revenues of approximately $37.1 million over the twelve months ended August 31, 2005.

Last week the company announced it has established a $75.0 million secured credit facility lead by Wells Fargo Bank, NA, with JP Morgan Chase Bank, NA participating. The credit agreement includes an option to extend the facility to $100.0 million. The new facility increases the aggregate commitment available for borrowing from a previous $40.0 million agreement and extends the maturity date to October 2010.

Teleconference and Web Cast

Richard L. Keister, president and chief executive officer, and John M. Palumbo, chief financial officer, will host an investor conference call today at 11:00 a.m. Pacific Time to discuss the company’s financial results and operations for the fiscal year. The call will be open to all interested investors either through a live audio Web broadcast via the Internet at www.keystone-auto.com and www.vcall.com, or live by calling (877) 440-9648 with call ID number 1749371. For those who are not available to listen to the live broadcast, the call will be archived for two weeks on both Web sites. A telephone playback of the conference call will also be available from 2:00 p.m. Friday, October 28 through 9:00 p.m. Wednesday, November 2 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and using access code: 1749371.

Keystone Automotive Industries, Inc.

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About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 129 distribution facilities, of which 22 serve as regional hubs, located in 38 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the United States and Canada.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the impact on the company, if any, of the reversal of the Avery vs. State Farm Insurance Company case by the Illinois Supreme Court and the acquisition, expected to close on October 31, 2005, of Veng USA . Reference is also made to the Cautionary Statements set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission on June 15, 2005 for additional risks and uncertainties facing the company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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(Tables Follow)

Keystone Automotive Industries, Inc.

Condensed Consolidated Statements of Income

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended September 30, 2005	Thirteen Weeks Ended October 1, 2004	Twenty-six Weeks Ended September 30, 2005	Twenty-seven Weeks Ended October 1, 2004 (restated)
Net Sales	139,221	$127,408	284,002	$268,525
Cost of Sales	77,677	72,397	158,305	152,309

Gross Profit	61,544	55,011	125,697	116,216
Operating Expenses:
Selling & Distribution	44,098	39,409	87,597	81,997
General & Administrative	13,382	12,369	26,836	26,003

Operating Income	4,064	3,233	11,264	8,216
Other Income	701	804	1,381	1,700
Interest Expense	(51)	(63)	(132)	(158)

Income Before Income Taxes	4,714	3,974	12,513	9,758
Income Taxes	1,849	1,582	4,926	3,857

Net Income	$2,865	$2,392	$7,587	$5,901

Per Common Share
Income
Basic:	$0.18	$0.15	$0.48	$0.38

Diluted:	$0.18	$0.15	$0.47	$0.37

Weighted average common shares outstanding:
Basic:	15,984,000	15,570,000	15,931,000	15,518,000

Diluted:	16,151,000	15,789,000	16,059,000	15,752,000

Keystone Automotive Industries, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30, 2005	April 1, 2005
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,633	$4,054
Accounts receivable, net of allowance of $1,278 at September 2005 and $1,270 at April 2005	45,504	49,719
Inventories, primarily finished goods	126,572	119,679
Other current assets	14,627	12,018

Total current assets	193,336	185,470
Plant, property and equipment, net	29,608	31,079
Goodwill	11,644	11,309
Other intangibles, net of accumulated amortization of $4,025 at September 2005 and $3,851 at April 2005	834	925
Other assets	6,283	5,801

Total assets	$241,705	$234,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$370	$—
Accounts payable	23,508	25,950
Accrued liabilities	15,087	14,274

Total current liabilities	38,965	40,224
Other long-term liabilities	2,194	2,583
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000,000
Issued and outstanding shares 16,001,000 at September 2005 and 15,839,000 at April 2005, at stated value	93,892	93,244
Restricted Stock	781	460
Additional paid-in capital	7,695	7,695
Retained earnings	98,688	91,101
Accumulated other comprehensive loss	(510)	(723)

Total shareholders’ equity	200,546	191,777

Total liabilities and shareholders’ equity	$241,705	$234,584

Note: The balance sheet at April 1, 2005 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.